EXHIBIT 99.1

TG Venture Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing on November 22, 2021

November 17, 2021 ET

San Francisco, CA, Nov. 17, 2021 (GLOBE NEWSWIRE) – TG Venture Acquisition Corp. (the “Company”)(Nasdaq: TGVCU), a newly incorporated blank check company, today announced that, commencing on November 22, 2021, holders of the 11,500,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”) including Units sold upon a full exercise of the underwriters’ over-allotment option, may elect to separately trade the shares of Class A common stock and warrants included in the Units. Any Units not separated will continue to trade on the NASDAQ Global Market (“NASDAQ”) under the symbol “TGVCU”. Any underlying Class A common stock and warrants that are separated will trade on the NASDAQ under the symbols “TGVC” and “TGVCW,” respectively. Holders of Units will need to have their brokers contact the Company’s transfer agent, Continental Stock Transfer & Trust Company, in order to separate the holders’ Units into common stock and warrants.

The Units were initially offered by the Company in an underwritten offering. ThinkEquity acted as the sole book-running manager for the offering and TriPoint Capital Management, LLC and HFI Limited served as advisors to Tsang Group, the sponsor. A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on November 2, 2021. The Offering was being made only by means of a prospectus, copies of which may be obtained by contacting ThinkEquity, 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673 or by email at prospectus@think-equity.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TG Venture Acquisition Corp.

TG Venture Acquisition Corp. is a newly organized blank check company incorporated as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus on identifying a prospective target business in the technology industries in the United States and other developed countries, with a special focus within the space technology, financial technology, technology, media and telecom (“TMT”) industries and related sectors, excluding any entity that conducts a majority of its business or is headquartered in China (including Hong Kong and Macau).

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact

Azumi Ashley
azumi.ashley@tsangsgroup.co